REGISTRATION NO. 333-96435


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          POST-EFFECTIVE AMENDMENT NO.1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)


         Nevada                                              36-3207413
(State or other jurisdiction                            (IRS Employer
of incorporation or organization)                       Identification Number)


                              99 Wood Avenue South
                                    Suite 301
                            Iselin, New Jersey 08830
                    (Address of Principal Executive Offices)

               1997 Incentive and Non-Qualified Stock Option Plan
                              (Full Title of Plan)

                                 Gad Riesenfeld
                              99 Wood Avenue South
                                    Suite 301
                            Iselin, New Jersey 08830
                                 (732) 452-9556
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                             Adam D. Eilenberg, Esq.
                        Ehrenreich Eilenberg & Krause LLP
                               11 East 44th Street
                            New York, New York 10017
                                 (212) 986-9700

                                EXPLANATORY NOTE


     The prospectus being filed with this Post-Effective Amendment has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of S-3, and may be used for reofferings of Pharmos common stock to be acquired in the future under the 1997 Incentive and Non-Qualified Stock Option Plan by the persons named in the prospectus.

PROSPECTUS


                               PHARMOS CORPORATION

                         745,000 SHARES OF COMMON STOCK


     This prospectus relates to up to 745,000 shares of common stock of Pharmos Corporation that may from time to time be sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired by selling stockholders pursuant to our 1997 Incentive and Non-Qualified Stock Plan. We will not receive any of the proceeds from the sales of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted under the plan.

     From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is June 28, 2001.

                              AVAILABLE INFORMATION


     Pharmos is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Pharmos has filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Pharmos and the shares offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Pharmos with the Commission are incorporated in this prospectus by reference:

o    our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

o    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

o the description of the common stock contained in the Registration Statement on Form 8-A dated January 30, 1984 of our predecessor, Pharmatec, Inc.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Pharmos will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert W. Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, in the future, receive proceeds from the exercise of the options described in this prospectus, but only in an amount equal to the exercise price of the option multiplied by the number of options exercised. If all of the options are exercised, the total proceeds we will receive will be $2,097,920. We will use any such proceeds for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     The persons that may offer shares of our common stock pursuant to this prospectus are persons who have been granted options under our 1997 Incentive and Non-Qualified Stock Option Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the 745,000 shares of common stock offered by this prospectus are being offered for the account of the selling stockholders.

     Based upon information currently available to us, the following table sets forth for each person named below, as of June 28, 2001 (i) that person's current position with Pharmos, (ii) the number of shares of common stock underlying options granted to that person but not yet exercised, and (iii) the total number of issued and outstanding shares of common stock beneficially owned by that person. We may, from time to time, amend this table (by means of a supplement to this prospectus) in order to name additional officers and directors as selling stockholders and/or reflect changes in the number of shares of common stock underlying unexercised options granted to named persons under the plan.

                                      NO. OF SHARES        TOTAL NO. OF
                                      UNDERLYING           SHARES BENEFICIALLY
SELLING STOCKHOLDER                   PLAN OPTIONS         OWNED (1)
-------------------                   ------------         ---------

Haim Aviv
Chairman, Chief Scientist,
CEO and Director                      265,000 (2)          1,293,810

Mony Ben-Dor
Director                               40,000 (3)             18,125

Elkan Gamzu
Director                               30,000 (4)             11,250

Georges Anthony Marcel
Director                               33,750 (5)             15,625

David Schlachet
Director                               36,250 (6)             21,250

Samuel Waksal
Director                               15,000 (7)              5,750

Gad Riesenfeld
President                             190,000 (8)            223,333

Robert W. Cook
Executive Vice President, Finance,
Chief Financial Officer               135,000 (9)            109,750


----------

(1) For purposes of this table, a person is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) Includes 100,000 shares underlying options exercisable for $2.781 per share (75,000 of which are vested and 25,000 of which vest in May of 2002), 65,000 shares underlying options exercisable for $1.25 per share (32,500 of which are vested and 16,250 of which vest, respectively, in April of 2002 and 2003), and 100,000 shares underlying options exercisable for $4.03 per share (25,000 of which are vested, and 25,000 of which vest, respectively, in June of 2002, 2003 and 2004).

(3) Includes 15,000 shares underlying options exercisable for $1.75 per share (5,625 of which are vested, 5,625 of which vest in September of 2001, and 3,750 of which vest in September of 2002), 10,000 shares underlying options exercisable for $1.25 per share (5,000 of which are vested and 2,500 of which vest, respectively, in April of 2002 and 2003), and 15,000 shares underlying options exercisable for $4.03 per share (3,750 of which are vested, and 3,750 of which vest, respectively, in June of 2002, 2003 and
     2004).

(4) Includes 15,000 shares underlying options exercisable for $4.03 per share (3,750 of which are vested, and 3,750 of which vest, respectively, in June of 2002, 2003 and 2004) and 15,000 shares underlying options exercisable for $2.406 per share (3,750 of which are vested and 3,750 of which vest, respectively, in January of 2002, 2003 and 2004).

(5) Includes 11,250 shares underlying options exercisable for $1.75 per share (3,750 of which are vested and 3,750 of which vest, respectively, in September of 2001 and 2002), 7,500 shares underlying options exercisable for $1.25 per share (2,500 of which are vested and 2,500 of which vest, respectively, in April of 2002 and 2003), and 15,000 shares underlying options exercisable for $4.03 per share (3,750 of which are vested, and 3,750 of which vest, respectively, in June of 2002, 2003 and 2004).

(6) Includes 11,250 shares underlying options exercisable for $1.75 per share (3,750 of which are vested and 3,750 of which vest, respectively, in September of 2001 and 2002), 10,000 shares underlying options exercisable for $1.25 per share (5,000 of which are vested and 2,500 of which vest, respectively, in April of 2002 and 2003), and 15,000 shares underlying options exercisable for $4.03 per share (3,750 of which are vested, and 3,750 of which vest, respectively, in June of 2002, 2003 and 2004).

(7) Includes 15,000 shares underlying options exercisable for $4.03 per share (3,750 of which are vested, and 3,750 of which vest, respectively, in June of 2002, 2003 and 2004).

(8) Includes 80,000 shares underlying options exercisable for $2.781 per share (60,000 of which are vested and 20,000 of which vest in May of 2002), 50,000 shares underlying options exercisable for $1.25 per share (25,000 of which are vested and 12,500 of which vest, respectively, in April of 2002 and 2003), and 60,000 shares underlying options exercisable for $4.03 per share (15,000 of which are vested, and 15,000 of which vest, respectively, in June of 2002, 2003 and 2004).

(9) Includes 50,000 shares underlying options exercisable for $2.781 per share (37,500 of which are vested and 12,500 of which vest in May of 2002), 40,000 shares underlying options exercisable for $1.25 per share (20,000 of which are vested and 10,000 of which vest, respectively, in April of 2002 and 2003), and 45,000 shares underlying options exercisable for $4.03 per share (11,250 of which are vested, and 11,250 of which vest, respectively, in June of 2002, 2003 and 2004).


                              PLAN OF DISTRIBUTION

     The selling stockholders are offering the shares of common stock for their own account, and not for the account of Pharmos. We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted or to be granted under the plan.

     From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

     To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.


                                  LEGAL MATTERS

     Legal matters in connection with the securities being offered hereby will be passed upon for Pharmos by Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.


                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pharmos Corporation for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 8.  Exhibits.

   4.1 Specimen of Common Stock Certificate (incorporated by reference to the registrant's Registration Statement on Form S-3 dated November 25, 1994, No. 33-86720)

   4.2 Restated Articles of Incorporation (incorporated by reference to Appendix E to the Joint Proxy Statement/Prospectus included in the registrant's Registration Statement on Form S-4 dated September 28, 1992, No. 33-52398)

   4.3 Certificate of Amendment of Restated Articles of Incorporation dated January 30, 1995 (incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994)

   4.4 Certificate of Amendment of Restated Articles of Incorporation dated January 16, 1998 (incorporated by reference to the registrant's Current Report on Form 8-K dated February 6, 1998)

   4.5 Certificate of Amendment of Restated Articles of Incorporation dated October 21, 1999 (incorporated by reference to the registrant's Registration Statement on Form S-3 dated September 28, 2000, No. 333-46818)

   4.6 Amended and Restated By-Laws (incorporated by reference to the registrant's Registration Statement on Form S-3 dated September 28, 2000, No. 333-46818)

   4.7 1997 Incentive and Non-Qualified Stock Option Plan* 5 Opinion of Ehrenreich Eilenberg & Krause LLP*

   23.1  Consent of PricewaterhouseCoopers LLP**

   23.2  Consent of Ehrenreich Eilenberg & Krause LLP (included in exhibit 5)

----------

*Previously filed.

**Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on this 28th day of June, 2001.

                                         PHARMOS CORPORATION



                                    By:  /s/ HAIM AVIV
                                         --------------------------------

                                         Dr. Haim Aviv, Chairman, Chief
                                         Scientist, Chief Executive Officer
                                         (Principal Executive Officer) and
                                         Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2001.

Signature                                   Title
---------                                   -----


               *
---------------------------------           Director
David Schlachet



               *
---------------------------------           Director
Georges Anthony Marcel



               *
---------------------------------           Director
Mony Ben-Dor


               *
---------------------------------           Director
Elkan Gamzu


/s/ SAMUEL WAKSAL
---------------------------------           Director
Samuel Waksal


/s/ ROBERT W. COOK                          Chief Financial Officer (Principal
---------------------------------            Financial Officer and Principal
Robert W. Cook                               Accounting Officer)


*By: /s/ ROBERT W. COOK
     ----------------------------
     Robert W. Cook
     Attorney-in-Fact